EX-99

                               Press Release




SCANA & Public Service Company of North Carolina Complete Merger Today

COLUMBIA, S.C., February 10, 2000 --- SCANA Corporation (NYSE: SCG) announced today that it has completed its merger with Public Service Company of North Carolina, Inc. (NYSE: PGS). Today's close of the merger transaction is the last step in a 12-month process that included approvals from both companies' shareholders, state and federal regulators.

"We're extremely pleased that we were able to complete the merger in less than a year," said SCANA Chairman and CEO William B.Timmerman. "This combination brings together two companies known for efficient operations and excellent customer service. We are very excited about the benefits that will accrue to our combined customers, shareholders and employees."

Timmerman noted that the initial steps in the integration of the two companies are going very well, crediting the success of that process to the untiring efforts by employees of both companies and to shared values that are focused on creating superior shareholder value while providing the highest quality customer service at the lowest possible cost. He also praised state and federal regulators for recognizing the value of the merger for customers and shareholders. The combined company will serve 525,000 electric customers in South Carolina and over one million natural gas customers in South Carolina, North Carolina and Georgia.

"We look forward to working with our new partners at PSNC to implement our long-term strategic mission of creating a premier energy and telecommunications services company in the Southeast," said Timmerman.

PSNC will be operated as a wholly owned subsidiary of SCANA, with its headquarters remaining in Gastonia, North Carolina. Charles E. Zeigler, Jr., chairman, president and CEO of PSNC, will become a director of SCANA and president and chief operating officer of the PSNC subsidiary, with responsibility for all North Carolina operations. Current PSNC directors William
C. Burkhardt, president and chief executive officer of Austin Quality Foods, Inc. of Cary, North Carolina, and G. Smedes York, president and treasurer of York Properties, Inc. of Raleigh, North Carolina, have been selected to join SCANA's board of directors.

"We are proud to join the SCANA family," said Zeigler. "Building on the strengths and traditions of both companies, this combination will provide the resources needed to serve the growing energy marketplace in North Carolina and the Southeast. Despite the dramatic changes taking place in our industry today, one thing that will not change is our strong commitment to the communities we

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serve,  including  expansion of natural gas services in fast-growing markets in the north central, Piedmont and western areas of North Carolina."

Immediately following the close of the transaction, SCANA will become a registered holding company under the Public Utility Holding Company Act of 1935. As part of becoming a registered holding company, SCANA has formed a Service Company subsidiary that will perform most administrative and strategic functions for the Company and its subsidiaries.

Under terms of the merger agreement, PSNC shareholders will receive consideration valued at $33 per share. On an election form submitted prior to the election deadline (5:00 p.m., New York City time, on February 9, 2000), PSNC shareholders elected whether to receive that consideration in cash, shares of new SCANA common stock (based on an exchange ratio of 1.21 shares of SCANA common stock per share of PSNC common stock), or a combination of both, in exchange for their PSNC common stock, subject to certain limitations as described in the merger agreement.

As a part of the merger agreement, SCANA shareholders could elect to exchange each share of SCANA common stock held for $30 in cash, one share of new SCANA common stock, or a combination of both, subject to certain limitations as described in the merger agreement. Final calculations of cash and stock allocations related to the elections of both SCANA and PSNC shareholders will be available at a later date. Merger consideration in the form of checks or SCANA common stock certificates will be mailed to shareholders of both companies no later than February 25, 2000. Participants in SCANA's Investor Plus Plan will receive updated account statements reflecting their merger consideration.

SCANA Corporation will retain its existing common stock trading symbol (SCG) and will have a new CUSIP number (80589M 10 2). The common stock of PSNC will no longer be traded on the New York Stock Exchange.

Headquartered in Columbia, South Carolina, SCANA Corporation is an energy- based holding company whose businesses include regulated electric and natural gas utility operations, telecommunications and other nonregulated energy- related businesses. SCANA's subsidiaries serve 525,000 electric customers in South Carolina and more than 675,000 natural gas customers in South Carolina and Georgia. Information about SCANA Corporation and its businesses can be found on the World Wide Web at http://www.scana.com .

Public Service Company of North Carolina, Inc., headquartered in Gastonia, North Carolina, is a regulated public utility engaged primarily in transporting, distributing and selling natural gas to approximately 355,000 customers in 95 cities and communities in the north central, Piedmont and western areas of North Carolina. Through various subsidiaries, PSNC also participates in nonregulated businesses such as natural gas brokering and supply services and the conversion and fueling of natural gas vehicles. Information about PSNC can be found on the World Wide Web at http://www.psnc.com .



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This press release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its
management.   Although  SCANA  believes  that  its  expectations  are  based  on reasonable assumptions, it can give no assurance that its goals will be achieved. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements including, but not limited to, the following important factors: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) changes in the utility regulatory environment, (3) changes in the economy in the areas served by SCANA's subsidiaries, (4) the impact of competition from other energy suppliers, (5) the management of the Company's operations, (6) growth opportunities for the Company's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in the Company's accounting policies,
(9)  weather   conditions  in  the  areas  served  by  the   Company's   utility
subsidiaries, (10) performance of the telecommunications companies in which the Company has made significant investments, (11) inflation, (12) changes in environmental regulations and (13) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

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